Exhibit 10.1

OFFICE SPACE LEASE

BY AND BETWEEN

CV BRENTWOOD PROPERTIES, LLC,

AS LANDLORD,

AND

AMERICAN ADDICTION CENTERS, INC.

AS TENANT

200 POWELL PLACE

BRENTWOOD, TENNESSEE

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15.	SURRENDER	16

16.	DEFAULTS AND REMEDIES	16

A.	Default	16

B.	Right of Re-Entry	16

C.	Termination of Right to Possession	17

D.	Termination of Lease	17

E.	Other Remedies	17

F.	Bankruptcy	17

G.	Waiver of Trial by Jury	18

H.	Venue	18

17.	HOLDING OVER	18

18.	DEFAULT BY LANDLORD	18

19.	ESTOPPEL CERTIFICATE	18

20.	SUBORDINATION	19

21.	QUIET ENJOYMENT	19

22.	BROKER	19

23.	NOTICES	20

24.	MISCELLANEOUS	20

A.	Successors and Assigns	20

B.	Entire Agreement	20

C.	Time of Essence	21

D.	Execution and Delivery	21

E.	Severability	21

F.	Governing Law	21

G.	Attorneys’ Fees	21

H.	Delay in Possession	21

I.	Joint and Several Liability	21

J.	Force Majeure	21

K.	Captions	21

L.	No Waiver	22

M.	ERISA	22

N.	OFAC Certification	22

O.	Financial Statements	23

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P.	Limitation of Liability	23

Q.	Parking	23

25.	SIGNAGE	23

A.	Monument	23

B.	Suite and Directory	24

26.	GUARANTY	24

27.	LEASE CONTINGENCY	24

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OFFICE SPACE LEASE

THIS OFFICE SPACE LEASE (“Lease”) is made effective as of the 6th day of January, 2015, between CV BRENTWOOD PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and AMERICAN ADDICTION CENTERS, INC., a Nevada corporation (“Tenant”), for space in the building at 200 Powell Place, Brentwood, Tennessee 37027 (such building, together with the land upon which it is situated and common areas, including sidewalks, parking areas and landscaped areas, being herein referred to as the “Building”). The following schedule (the “Schedule”) sets forth certain basic terms of this Lease:

SCHEDULE

1.	Premises:	See Exhibit A attached hereto.

2.	Commencement Date:	The date of the delivery of the Premises to Tenant

3.	Rent Commencement Date:	The earlier of the issuance of a Certificate of Occupancy by the City of Brentwood or July 1, 2015

4.	Expiration Date:	The day before the 10th anniversary of the Rent Commencement Date

5.	Lease Year:	Each twelve (12) month period during the Term, commencing on the Rent Commencement Date and ending on the Expiration Date, is a “Lease Year”. For example, if the Rent Commencement Date is July 1, 2015, then Lease Year 1 will commence on July 1, 2015 and end on June 30, 2016

6.	Rentable Square Feet of the Premises:	Approximately 101,986 square feet

7.	Rentable Square Feet of the Building:	Approximately 101,986 square feet

8.	Base Rent:

Period	Monthly Base Rent	Annual Base Rent
Lease Year 1	$195,473.17	$2,345,678.04
Lease Year 2	$200,402.49	$2,404,829.88
Lease Year 3	$205,331.81	$2,463,981.76
Lease Year 4	$210,516.10	$2,526,193.22
Lease Year 5	$215,785.38	$2,589,424.54
Lease Year 6	$221,139.64	$2,653,675.72
Lease Year 7	$226,663.88	$2,719,966.62
Lease Year 8	$232,358.10	$2,788,297.24
Lease Year 9	$238,137.31	$2,857,647.72
Lease Year 10	$244,086.49	$2,929,037.92

9.	Tenant’s Proportionate Share:	100%

10.	Base Year:	2015

11.	Security Deposit:	$0

12.	Brokers:	Janet Sterchi and Douglas Ryan, both of CBRE, Inc. and Wallace Cartwright of KW Commercial

13.	Guarantor:	AAC Holdings, Inc.

14.	Exhibits: A. Floor Plan B. HVAC Specifications C. Workletter D. Rules and Regulations E. Form of Business Associate Agreement

1. DEMISE AND TERM.

A. Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) described in Item 1 of the Schedule and shown on the plan attached hereto as Exhibit A, subject to the covenants and conditions set forth in this Lease, for a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date, unless terminated earlier as otherwise provided in this Lease.

B. Tenant will have one (1) renewal option of five (5) years provided is not in default under the Lease and Tenant gives Landlord written notice of its interest to renew the Lease at least twelve (12) months prior to the Lease Expiration Date. Base Rent for the renewal shall be adjusted to the greater of (i) the then “Fair Market Rental Value” as negotiated and agreed upon by Landlord and Tenant or (ii) the then escalated current Base Rent.

2. RENT.

A. Definitions. For purposes of this Lease, the following terms shall have the following meanings:

(i) “Base Year” shall mean the year set forth in Item 10 of the Schedule.

(ii) “Expenses” shall mean all expenses, costs and disbursements (other than Taxes and any net income, capital stock, succession, transfer, franchise, excise, gift, estate or inheritance taxes) paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, replacement and repair of the Building, including exterior common areas. Expenses shall not include: (a) costs of tenant alterations; (b) costs of capital improvements (except for costs of any capital improvements (1) made or installed (or service agreement or lease entered into) for the purpose of reducing Expenses or improving the operating efficiency of any system within the Building (provided, however, that the amortized costs of such improvements payable during the Term hereof shall not exceed the reduction in Expenses attributable to such capital improvements, service agreement or lease during the Term hereof and shall not include any sprinkler system or fire suppression system) or (2) made or installed pursuant to governmental requirement or insurance requirement (provided, however, that installation of any sprinkler system or other fire suppression system made or installed pursuant to governmental requirements or insurance requirements shall not be included in Expenses payable by Tenant hereunder; but further provided that all fire suppression systems protecting permanently installed computer hardware or software shall be at the sole cost of Tenant), which costs shall be amortized by Landlord in accordance with sound accounting principles, consistently applied) ((1) and (2) above collectively the “Approved Capital Improvements”); (c) interest and principal payments on mortgages (except interest on the cost of any Approved Capital Improvements for which amortization may be included in the definition of Expenses) or any rental payments on any ground leases; (d) advertising expenses and leasing commissions; (e) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise, except through Adjustment Rent (hereinafter defined); (f) legal expenses of negotiating leases and amendments, extensions and terminations thereof; (g) salaries and fringe benefits of employees above the grade of building manager; (h) depreciation expenses on any fixed assets; (i) costs of correcting any violations of applicable governmental laws and regulations, including laws relating to hazardous or toxic substance, to the extent applicable to the Building as of the date of this Lease; (j) any fines or penalties paid by Landlord due to violations of applicable governmental laws and regulations; (k) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premium, transfer taxes and interests charges; (l) any cost or other sum incurred as a result of negligence of Landlord or any agent or employee of Landlord; and (m) all other legal expenses (including, without limitation, all litigation costs or other legal expenses incurred in lease disputes, lease terminations or dispossessory actions with tenants of the Building) except those directly incurred in connection with and necessary for the management, maintenance and operation of the Building. Expenses shall be determined on a cash or accrual basis, as Landlord may elect, based on generally accepted accounting principles, consistently applied.

(iii) “Rent” shall mean Base Rent, Adjustment Rent and any other sums or charges due by Tenant hereunder.

(iv) “Taxes” shall mean all taxes, assessments and fees levied upon the Building, the property of Landlord located therein or the rents collected therefrom, by any governmental entity based upon the ownership, leasing, renting or operation of the Building, including all costs and expenses of protesting any such taxes, assessments or fees, and the net savings from any successful protest shall be deducted or credited to tenants who paid such Taxes for the period that was subject to the successful protest. Taxes shall not include any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity, in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes.

(v) “Tenant’s Proportionate Share” shall mean the percentage set forth in Item 7 of the Schedule that has been determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Building.

B. Components of Rent. Tenant agrees to pay the following amounts to Landlord at the office of the Building or at such other place as Landlord designates:

(i) Base rent (“Base Rent”) to be paid in monthly installments in the amount set forth in Item 8 of the Schedule in advance on or before the first day of each month of the Term, without demand commencing on the Rent Commencement Date.

(ii) Adjustment rent (“Adjustment Rent”) in an amount equal to Tenant’s Proportionate Share of (a) Expenses for any calendar year that exceed Expenses for the Base Year set forth in Item 10 of the Schedule and (b) Taxes for any calendar year that exceed Taxes for the Base Year set forth in Item 10 of the Schedule.

(iii) Prior to each calendar year, or as soon as reasonably possible, Landlord shall estimate and notify Tenant of the amount of Adjustment Rent due for such year, and Tenant shall pay Landlord one-twelfth (1/12th) of such estimate on the first (1st) day of each calendar month during such year. Such estimate shall be revised by Landlord as soon as is practicable whenever it obtains information relevant to making such estimate more accurate, and Landlord shall deliver prompt written notice to Tenant of the same. As soon as practicable after the end of each calendar year, but in no event more than ninety-five (95) days after the end of each calendar year, Landlord shall deliver to Tenant a reasonably detailed report setting forth the actual Expenses and Taxes for such calendar year and a statement of the amount of Adjustment Rent that Tenant has paid and is payable for such year. Within thirty (30) days after receipt of such report or reports, Tenant shall pay to Landlord the amount of Adjustment Rent due for such calendar year minus any payments of Adjustment Rent made by Tenant for such year, it being acknowledged by Tenant that in the event Landlord separately reports actual Expenses and actual Taxes for a calendar year, Landlord may reasonably allocate Adjustment Rent paid by Tenant for such calendar year between Expenses and Taxes for such calendar year. If Tenant’s estimated payments of Adjustment Rent exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or promptly refund such excess to Tenant if the Term has already expired, provided Tenant is not then in Default hereunder, in either case without interest to Tenant.

C. Payment of Rent. The following provisions shall govern the payment of Rent: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar year, respectively, the Rent for the year in which this Lease so begins or ends shall be prorated and the monthly installments shall be adjusted accordingly; (ii) all Rent shall be paid to Landlord without offset or deduction, except as expressly provided herein, and the covenant to pay Rent shall be independent of every other covenant in this Lease; (iii) any sum due from Tenant to Landlord that is not paid on or before the tenth (10th) day of when due shall bear interest from the date due until the date paid at the annual rate of eighteen percent (18%), but in no event higher than the maximum rate permitted by law (the “Default Rate”) and, in addition, Tenant shall pay Landlord a late charge equal to three percent (3%) of such payment; (iv) if changes are made to this Lease or the Building changing the Rentable Square Feet of the Premises or Rentable Square Feet of the Building, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share; (v) Tenant, or an independent certified accounting firm retained by Tenant on an hourly fee basis (and not on a contingency fee basis), shall have the right to inspect Landlord’s accounting records relative to Expenses and Taxes during normal business hours at any time within ninety (90) days following the furnishing to Tenant of the annual statement of Adjustment Rent; and, unless Tenant shall take written exception to any item in any such statement within such ninety (90) day period, such statement shall be considered as final and accepted by Tenant; (vi) in the event of the termination of this Lease prior to the determination of any Adjustment Rent, Tenant’s agreement to pay any such sums and Landlord’s obligation to refund any such sums (provided Tenant is not in Default hereunder) shall survive the termination of this Lease; (vii) no adjustment to the Rent by virtue of the operation of the rent adjustment provisions in this Lease shall result in the payment by Tenant in any year of less than the Base Rent shown on the Schedule; (viii) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the same date as the Rent listed on the statement showing such amount is due; and (ix) if Landlord fails to give Tenant an estimate of Adjustment Rent prior to the beginning of any calendar year, Tenant shall continue to pay Adjustment Rent at the rate for the previous calendar year until Landlord delivers such estimate, at which time Tenant shall thereafter pay the increased amount, if any, for all remaining months of such calendar year.

3. USE. Tenant agrees that it shall occupy and use the Premises only as non-governmental business offices and all legally permitted uses incidental thereto and for no other purposes. Tenant shall, at its own cost and expense, comply with all federal, state and municipal laws, ordinances, rules and regulations issued by any governmental authority and all covenants, conditions and restrictions of record that relate to the condition, use or occupancy of the Premises. Without limiting the foregoing, Tenant shall not cause, nor permit, any hazardous or toxic substances to be brought upon, produced, stored, used, discharged or disposed of in, on or about the Premises without the prior written consent of Landlord and then only in compliance with all applicable environmental laws. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic substances that are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers). Additionally, notwithstanding anything to the contrary set forth herein, Tenant shall not be required to perform any structural alterations or otherwise undertake any capital improvements to comply with any governmental requirements that are applicable to all office tenants of the Building. In such an event, Landlord may undertake such structural alterations or capital improvements, as required, and include the costs of such compliance in Expenses to the extent permitted under Section 2.A.(ii) above.

4. CONDITION OF PREMISES. Tenant accepts the Premises “AS IS,” and hereby acknowledges that Landlord has made no representations regarding the compliance of the Premises with any and all applicable codes and ordinances. Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession.

5. BUILDING SERVICES.

A. Basic Services. So long as Tenant is not in default hereunder, Landlord shall furnish the following services: (i) heating, ventilating and air conditioning (“HVAC”) consistent with the specifications attached hereto as Exhibit B (the “HVAC Specifications”) daily from 7:00 A.M. to 7:00 P.M. (Saturday from 8:00 A.M. to 3:00 P.M.), Sundays and holidays excepted (“Normal Business Hours”); (ii) water for drinking for any private restrooms and office kitchen approved by Landlord; (iii) men’s and women’s restrooms at locations designated by Landlord, in common with other tenants of the Building; (iv) daily janitor service (except weekends and holidays) in the Premises and common areas of the Building; (v) maintenance of exterior common areas of the Building, including snow removal as necessary and maintenance of the landscaped areas; (vi) passenger elevator service in common with Landlord and other tenants of the Building, 24 hours a day, 7 days a week; and (vii) maintenance of the fire and smoke alarm system of the Building in compliance with applicable laws, regulations and codes; and (viii) replacement of Landlord-approved Building standard lamps and ballasts as necessary. The Building has three HVAC Units. Landlord shall, at Landlord’s expense, replace the five (5) ton unit and the sixty (60) ton unit prior to the Tenant’s taking occupancy of the Premises. Landlord, at Landlord’s expense, will also replace the forty (40) ton unit within the first three years of Tenant’s lease term.

B. Electricity. Electricity shall be distributed to the Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord; and Tenant shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. All electricity used in the Premises that is in excess of typical general office uses, as more particularly described in Section 5.D below, such as the operation of any special air conditioning systems serving the Premises installed by or on behalf of Tenant, may be separately metered by Landlord, at Tenant’s expense, and such use shall be paid for by Tenant as additional Rent hereunder.

C. Telephones and Data Lines. Tenant shall arrange for telephone and data service directly with one or more of the providers servicing the Building and shall be solely responsible for paying for such service. If Landlord acquires ownership of the telephone or data cables in the Building at any time, Landlord shall permit Tenant to connect to such cables on such terms and conditions as Landlord may prescribe, but with no additional charge. In no event does Landlord make any representation or warranty with respect to telephone or data service in the Building and Landlord shall have no liability with respect thereto.

D. Additional Services. Landlord shall not be obligated to furnish any services other than those stated above. If Landlord elects to furnish services requested by Tenant in addition to those stated above (including services at times other than those stated above), Tenant shall pay one hundred five percent (105%) of Landlord’s actual cost to furnish such services. Notwithstanding the foregoing or anything herein to the contrary, Landlord shall be obligated to provide HVAC 24 hours a day and 7 days a week. Tenant shall not incur any additional charge for HVAC provided during Normal Business Hours as set forth above, but Landlord, at Landlord’s cost, shall install a meter to track after hours electric/HVAC usage. Landlord will bill Tenant quarterly for the actual cost of after-hours use. If Tenant shall fail to make any such payment, and does not cure such failure within five (5) days after written notice from Landlord, then Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue any additional services. In addition, if Tenant’s concentration of personnel or equipment exceeds the specifications set forth on Exhibit B attached hereto and materially adversely affects the temperature or humidity in the Premises or the Building, and Tenant does not satisfactorily mitigate such material adverse effects promptly after notice from Landlord, then Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay one hundred five percent (105%) of the cost of installation, operation and maintenance thereof. As more fully provided in the letter, in preparing the Plans (as defined in the Workletter, a form of which is attached as Exhibit C hereto) Tenant shall cause the Architect (as defined in the Workletter) to determine if any of Tenant’s proposed equipment or personnel will require supplemental air conditioning units.

E. Failure or Delay in Furnishing Services. Tenant agrees that Landlord shall not be liable for damages for failure or delay in furnishing any service stated above unless such failure or delay is the result of Landlord’s gross negligence or intentional misconduct. No disruption or cessation of utility service to the Premises shall be construed as an eviction of Tenant, work an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement of this Lease.

6. RULES AND REGULATIONS. Tenant shall observe and comply, and shall cause its subtenants, assignees, invitees, employees, contractors and agents to observe and comply, with the Rules and Regulations listed on Exhibit D attached hereto and with such reasonable modifications and additions thereto as Landlord may make from time to time. Landlord shall not be liable for failure of any person to obey the Rules and Regulations. Landlord shall not be obligated to enforce the Rules and Regulations against any person, and the failure of Landlord to enforce any such Rules and Regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith, provided, however, that Landlord shall not discriminate against Tenant in the enforcement of such Rules and Regulations.

7. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) subject to Section 25 below, to install, affix and maintain any and all signs on the exterior or interior of the Building; (b) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in and about the Building, and for such purposes to enter upon the Premises, temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of common areas, and Tenant agrees to reimburse Landlord for overtime and similar expenses actually incurred by Landlord if such work is done other than during ordinary business hours at Tenant’s request; (c) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (d) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; (e) to (i) show the Premises to prospective purchasers, investors or lenders at any time and, (ii) during the final one hundred eighty (180) days of the Term or during the existence and continuance of any Default by Tenant, show the Premises to prospective tenants and (iii) otherwise inspect the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; (f) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; (g) subject to the other provisions of this Lease, to take any other action that Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Building; and (h) to approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about or out of the Building or Premises only at such times and in such manner as Landlord shall reasonably direct, at Tenant’s sole risk and responsibility. Except in the event of emergency, Landlord shall provide reasonable notice prior to any entry into the Premises under this Section 7 and shall use commercially reasonable efforts to not interfere with the conduct of Tenant’s business in connection with any such entry into the Premises. Notwithstanding anything to the contrary, Tenant may have a representative accompany Landlord or its agents at any time Landlord or its agents enter the Premises, and Tenant may require that Landlord and its agents, as applicable, execute a Business Associate Agreement in the form attached hereto as Exhibit E, if access is sought to areas where confidential patient information is maintained.

8. MAINTENANCE AND REPAIRS. Except for damage caused by casualty and condemnation (which shall be governed by Sections 12 and 13 below), and subject to normal wear and tear, Landlord shall maintain in good repair and in neat and clean condition, the windows, exterior walls, roof, common areas, foundation, structural portions and the Building’s mechanical, electrical, plumbing and HVAC systems, provided such repairs are not occasioned by the gross negligence or willful misconduct of Tenant, Tenant’s invitees or anyone in the employ or control of Tenant.

Except as described above, Tenant shall, at its own cost and expense, and subject to normal wear and tear, maintain the Premises in good repair and in a neat and clean condition, including making all necessary repairs and replacements not the responsibility of Landlord hereunder. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by Tenant or (ii) the moving of any property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacement shall be charged to Tenant as additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

9. ALTERATIONS.

A. Requirements. Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (collectively an “alteration”) without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, delayed, or withheld. Notwithstanding the foregoing, Tenant may perform an alteration to the interior of the Premises (a “Minor Alteration”) without Landlord’s prior written consent provided such Minor Alteration (or the performance thereof) does not (i) affect the mechanical, electrical, HVAC, life safety, or other Building operating systems, (ii) affect the structural components of the Building or require penetration of the floor or ceiling of the Premises, (iii) involve the use or disturbance of any hazardous or toxic substances or (iv) cost more than $50,000.00 in any one instance, and further provided that Tenant gives Landlord prior written notice of any such Minor Alteration for which the single instance cost shall exceed $50,0000.00 and further provided that such Minor Alteration (and the performance thereof) shall otherwise be in compliance with the provisions of this Section 9 (except for the requirement of Landlord’s consent).

In the event Tenant proposes to make any alteration for which the single instance cost shall exceed $50,0000.00, Tenant shall, prior to commencing such alteration, submit to Landlord for prior written approval (provided, however, that detailed plans and specifications and copies of the contractor contracts shall not be required for Minor Alterations): (i) detailed plans and specifications; (ii) the names, addresses and copies of contracts for all contractors; (iii) all necessary permits evidencing compliance with all applicable governmental rules, regulations and requirements; (iv) certificates of insurance in form and amounts required by Landlord, naming Landlord, its managing agent and any other parties designated by Landlord as additional insureds; and (v) all other documents and information as Landlord may reasonably request in connection with such alteration. Tenant agrees to reimburse Landlord for all out-of-pocket costs and expenses incurred by Landlord in connection with any alteration (other than a Minor Alteration), including costs and expenses incurred in connection with review of Tenant’s plans and specifications. Neither approval of the plans and specifications nor supervision of the alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such alteration with applicable law.

Tenant shall pay the entire cost of any such Minor Alteration undertaken by Tenant and, if requested by Landlord, with respect to any alteration other than a Minor Alteration, shall deposit with Landlord, prior to the commencement of the alteration, security for the payment and completion of such alteration in form and amount reasonably required by Landlord. Each alteration shall be performed in a good and workmanlike manner, in accordance with the plans and specifications approved by Landlord, if applicable, and shall meet or exceed the standards for construction and quality of materials established by Landlord for the Building. In addition, each alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements. Each alteration (other than a Minor Alteration) shall be performed by contractors selected by Tenant and reasonably approved by Landlord, and in harmony with Landlord’s employees, contractors and other tenants. Each alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures) shall become Landlord’s property and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove such alteration at Tenant’s sole cost and expense in accordance with the provisions of Section 15 of this Lease. In no event shall Tenant be obligated to remove Minor Alterations, and Landlord will not require Tenant to move or remove any alterations that are customary for general office use.

B. Liens. Upon completion of any alteration, Tenant shall promptly furnish landlord with sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such alteration. Tenant shall not permit any mechanic’s lien to be filed against the Building, or any part thereof, arising out of any alteration performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within thirty (30) days after Tenant receives notice of the same have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, but with ten (10) days prior notice to Tenant, may pay or discharge the same, and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

10. INSURANCE. In consideration of the leasing of the Premises at the rent stated herein, Landlord and Tenant agree to provide insurance and allocate the risks of loss as follows:

A. Tenant’s Insurance. Tenant, at its sole cost and expense but for the mutual benefit of Landlord (when used in this Section 10.A. the term “Landlord” shall include Landlord’s partners, beneficiaries, officers, agents, servants and employees and the term “Tenant” shall include Tenant’s partners, beneficiaries, officers, agents, servants and employees), agrees to purchase and keep in force and effect during the term hereof, insurance, under policies issued by insurers of recognized responsibility licensed to do business in the State of Tennessee with a Best’s rating of A/X or better, on all alterations, additions, and improvements owned by Tenant, and on all personal property of Tenant located in the Premises, protecting Landlord and Tenant from damage or other loss caused by fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Such property insurance shall provide that it is specific and non-contributory and shall contain a replacement cost endorsement. Such insurance shall also contain a clause pursuant to which the insurance carriers waive all rights of subrogation against the Landlord with respect to losses payable under such policies.

Tenant also agrees to maintain commercial general liability insurance covering Tenant as the insured party, and naming Landlord as an additional insured, against claims for bodily injury and death and property damage occurring in or about the Premises, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) general aggregate.

Tenant shall, prior to commencement of the term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant. In the event Tenant shall fail to procure such insurance, Landlord may at its option after giving Tenant no less than ten (10) days prior written notice of its election to do so procure the same for the account of Tenant and the cost thereof shall be paid to Landlord as additional rent upon receipt by Tenant of bills therefor. Tenant may satisfy the insurance requirements provided above under a blanket policy covering the Premises and other locations of Tenant, provided that the protection provided under such blanket policy shall be no less than that which would have been offered under separate policy relating only to the Premises.

B. Landlord’s Insurance. Landlord agrees to purchase and keep in force and effect commercial general liability insurance in an amount not less than Five Million Dollars ($5,000,000.00) and insurance on the Building improvements (not including, however, any tenant improvements, alterations or additions) against fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in a commercially reasonable amount.

C. Risk of Loss. By this Section 10, Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance with the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.

11. INDEMNITIES. Tenant does hereby indemnify and hold harmless Landlord against all claims for damages to persons or property that are caused anywhere in the Building caused by the negligence or willful misconduct of Tenant, its agents or employees that occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damages to persons or property if caused by the gross negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 10 above. Notwithstanding anything contained herein to the contrary, neither Tenant nor Landlord shall be liable for any consequential damages under the foregoing indemnities.

12. FIRE OR OTHER CASUALTY.

A. Destruction of the Building. If the Premises are damaged, in whole or in part, by fire or other casualty, then the parties hereto shall have the following options:

(i) If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within one hundred eighty (180) days of such casualty to substantially the same condition as they were in prior to such casualty, Landlord may terminate this Lease by written notice given to Tenant within thirty (30) days of the casualty. If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within one hundred eighty (180) days of such casualty to substantially the same condition as they were in prior to such casualty, but nonetheless Landlord does not so elect to terminate this Lease, Landlord shall diligently proceed to reconstruct and restore the Premises to substantially the same condition as they were in prior to the casualty. In such event this Lease shall continue in full force and effect to the balance of the term, upon the same terms, conditions and covenants as are contained herein; provided, however, that the Rent shall be abated in an amount equal to the greater of: (i) the proportion that the approximate area of the damaged portion bears to the total area in the Premises or (ii) to the extent to which Tenant’s use of the Premises is reduced or precluded as a result of such casualty, in either case from the date of the casualty until substantial completion of the reconstruction of the Premises.

Notwithstanding the above, if the casualty occurs during the last twelve (12) months of the term of this Lease, either party hereto shall have the right to terminate this Lease as of the date of the casualty, which right shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom. If this right is exercised, Rent shall be apportioned to and shall cease as of the date of the casualty. After a casualty occurs during the last twelve (12) months of the term of the Lease, Tenant may not exercise any renewal options without first obtaining Landlord’s written consent.

Additionally, notwithstanding anything contained herein to the contrary, provided that Landlord has fulfilled its obligation to carry the insurance required under Section 10.B above, Landlord shall have no duty to repair or restore the Premises or Building if the damage is due to an uninsurable casualty, or if insurance proceeds are insufficient to pay for such repair or restoration, or if the holder of any mortgage, deed of trust or similar instrument applies proceeds of insurance to reduce its loan balance and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration. Under such circumstances, if Landlord elects to not repair and restore the Premises or Building, this Lease shall terminate effective as of the date of the casualty.

(ii) If, in Landlord’s reasonable judgment, the Premises are able to be restored within one hundred eighty (180) days of such casualty to substantially the same condition as they were prior to such casualty, Landlord shall so notify Tenant within thirty (30) days of the casualty, and Landlord shall then proceed to reconstruct and restore the damaged portion of the Premises, at Landlord’s expense, to substantially the same condition as it was prior to the casualty, Rent shall be abated in the proportion that the approximate area of the damaged portion bears to the total area in the Premises from the date of the casualty until substantial completion of the reconstruction repairs, and this Lease shall continue in full force and effect for the balance of the term, upon the same terms, conditions and covenants as are contained herein.

(iii) In the event Landlord undertakes reconstruction or restoration of the Premises pursuant to subparagraph (i) or (ii) above, Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to substantially complete the same within two hundred forty (240) days from the date of the casualty (except however, if under subparagraph (i) above Landlord notified Tenant that it would take longer than one hundred eighty (180) days to reconstruct or restore the Premises, then the foregoing two hundred and forty (240) day period shall be extended to the time period set forth in Landlord’s notice plus sixty (60) days), except as a result of any of the occurrences set forth in Section 25.J. below, Tenant may, at its option, terminate this Lease upon giving Landlord written notice to that effect, whereupon both parties shall be released from all further obligations and liability hereunder.

13. CONDEMNATION.

A. If during the Term all or a portion of the Property or Premises (“Parcel Taken”) shall be taken as a result of the exercise or threat of the power of eminent domain, upon delivery of possession to the condemnor of the Parcel Taken, without further action of the parties, this Lease shall be amended by deleting the Parcel Taken from the description of the Premises, and except as so amended or as set forth in paragraph 13B, this Lease and Tenant’s obligations, with the exception of the rent obligations, which rent obligations shall abate in proportion to the Parcel Taken as of the day on which the condemning authority takes possession, shall continue in full effect without change.

B. Notwithstanding anything to the contrary in paragraph 13A, if as a result of the exercise of the power of eminent domain, the Parcel Taken would render the Premises unsuitable for its then current use, as determined by Tenant in the exercise of its reasonable discretion, this Lease shall be terminated as of the date on which legal title vests in the condemning authority or the date on which Landlord settles pursuant to a contract for the sale for public use or under the threat of condemnation, whichever first occurs, and all rental and other sums payable under this Lease shall be prorated to such date. Except as provided in paragraph 13C, the entire amount of any award for such taking shall belong to Landlord, and Tenant waives any other right it may have to any portion of such award.

C. Notwithstanding the foregoing or anything herein to the contrary, Tenant shall have the right to claim and recover from any condemning authority such compensation as may be awarded or recoverable by Tenant in Tenant’s own right on account of any and all damages to Tenant’s business by reason of the acquisition or condemnation, and for or on account of any loss, losses or expenses which Tenant may incur in removing Tenant’s merchandise, furniture, fixtures, equipment and leasehold improvements, as long as any such award to Tenant does not reduce the award to Landlord.

14. ASSIGNMENT AND SUBLETTING.

A. Landlord’s Consent. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed as more fully provided hereafter: (i) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of Rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. For the purposes of this paragraph, the transfer (whether direct or indirect) of all or a majority of the capital stock in a corporate Tenant (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded) or the merger, consolidation or reorganization of such Tenant and the transfer of all or any general partnership interest in any partnership Tenant shall be considered a Transfer.

B. Standards for Consent. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice that includes such information as Landlord may require about the proposed Transfer and the transferee, together with a non-refundable processing fee in the amount of five hundred dollars ($500.00). If Landlord does not terminate this Lease, in whole or in part, pursuant to Section 14C, Landlord shall not unreasonably withhold its consent to any assignment or sublease, which consent or lack thereof shall be provided within twenty (20) days of receipt of Tenant’s notice. Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business that is not in keeping with the commercially reasonable standards or criteria used by Landlord in leasing the Building; (ii) the financial condition of the transferee is such that it reasonably may not be able to perform its obligations in connection with this Lease; (iii) the transferee is a tenant of or negotiating for space in the Building; (iv) the transferee is a governmental unit; (v) Tenant is in Default under this Lease and the Default is continuing; and (vi) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant or agreement of the Landlord involving the Building or any other tenant’s lease within it. The foregoing is not intended to be an exhaustive list of reasonable reasons for Landlord to withhold its consent.

C. Recapture. Intentionally deleted.

D. Affiliates; Permitted Transfer. Notwithstanding the foregoing to the contrary but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant shall have the right, without Landlord’s consent (but with at least thirty (30) days prior written notice to Landlord) to assign this Lease to (i) an entity that controls, is controlled by, or is under common control with, Tenant, or (ii) an entity that succeeds to substantially all of Tenant’s assets (either of (i) or (ii) an “Affiliate”), provided: (x) such assignee has a tangible net worth, immediately following such assignment, equal to or greater than that of Tenant immediately prior to such transaction, as determined in accordance with generally accepted accounting principles; (y) Tenant shall remain liable to Landlord for the full performance of Tenant’s obligations under this Lease; and (z) such assignee executes an agreement (the form of which shall be subject to Landlord’s reasonable approval) whereby it assumes all obligations of Tenant under this Lease and agrees to attorn to Landlord (with a copy of such agreement, including such attornment, promptly delivered to Landlord). In addition, notwithstanding anything herein to the contrary, a Permitted Transfer (as hereinafter defined) shall not constitute a Transfer requiring Landlord’s consent hereunder. As used herein, a “Permitted Transfer” is, directly or indirectly, any transfer of all or a majority of the capital stock of Tenant or its successors or any merger, consolidation, reorganization or any other change of control of the ownership of or power to direct the policies of Tenant or its successors, provided that following any such transfer, merger, acquisition, reorganization or change of control, Tenant or any successor to Tenant, remains a publicly traded entity. Any attempted assignment is violation of the preceding section shall be void. Without limiting the foregoing, and notwithstanding anything herein to the contrary, the parties acknowledge that Tenant may during the term reorganize as a limited liability company or other limited liability entity, and that such reorganization is expressly permitted hereunder.

15. SURRENDER. Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and damage by fire or other casualty excepted. If Landlord requires Tenant to remove any alterations pursuant to Section 9, then such removal shall be done in a good and workmanlike manner, and upon such removal Tenant shall restore the Premises to its condition prior to the installation of such alterations. If Tenant does not remove such alterations after request to do so by Landlord, Landlord may remove the same and restore the Premises, and Tenant shall pay the cost of such removal and restoration to Landlord upon demand. Tenant shall also remove its furniture, equipment, trade fixtures and all other items of personal property from the Premises prior to termination of the Term or Tenant’s right to possession of the Premises. If Tenant does not remove such items, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant, or at Landlord’s sole option such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense, which shall be one hundred five percent (105%) of Landlord’s actual cost of removal, without notice to Tenant and without obligation to compensate Tenant.

16. DEFAULTS AND REMEDIES.

A. Default. The occurrence of any of the following shall constitute a default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent when due; (ii) Tenant fails to perform any other provision of this Lease and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after written notice from Landlord specifying the nature of the default and the reasonable steps Landlord expects Tenant to take to remedy the default. If such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion within a reasonable period of time thereafter, not to exceed ninety (90) days; (iii) the leasehold interest of Tenant is levied upon or attached under process of law that is not dismissed within sixty (60) days; (iv) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty (30) days after filing.

B. Right of Re-Entry. Upon the occurrence of a Default after the expiration of any applicable cure period, Landlord may elect to terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord. Tenant grants to Landlord the right to enter and repossess the Premises and to expel Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law.

C. Termination of Right to Possession. If Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, Landlord may relet the Premises or any part thereof. In such case, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord shall reasonably deem appropriate; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. Tenant shall reimburse Landlord for the costs and expenses of reletting the Premises including, but not limited to, all brokerage, advertising, legal, alteration, redecorating, repairs and other expenses incurred to secure a new tenant for the Premises. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises that have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.

D. Termination of Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which Landlord’s estimate of the aggregate amount of Rent owing from the date of such termination through the Expiration Date plus Landlord’s estimate of the aggregate expenses of reletting the Premises, exceeds Landlord’s estimate of the fair rental value of the Premises for the same period (after deducting from such fair rental value the time needed to relet the Premises and the amount of concessions that would normally be given to a new tenant) both discounted to present value at the rate of six percent (6%) per annum.

E. Other Remedies. Landlord may, but shall not be obligated to, perform any obligation of Tenant under this Lease after ten (10) days written prior notice to Tenant (provided, however, that in the event of an emergency, only such notice as may be practical under the circumstances shall be provided), and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

F. Bankruptcy. If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code, and Landlord expressly reserves all of its rights, claims and remedies thereunder.

G. Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.

H. Venue. If either Landlord or Tenant desires to bring an action against the other in connection with this Lease, such action shall be brought in the federal courts located in Nashville, Tennessee, or state courts located in Williamson County, Tennessee. Landlord and Tenant consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.

17. HOLDING OVER. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be one hundred fifty percent (150%) times the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord of any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

18. DEFAULT BY LANDLORD. The occurrence of any of the following shall constitute a default by Landlord (a “Landlord Default”) under this Lease: (i) any of Landlord’s representations and warranties set forth in this Lease are not true and correct in all material respects as of the date of this Lease; or (ii) Landlord fails to perform any provision of this Lease and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after notice from Tenant specifying the nature of the default and the reasonable steps Tenant expects Landlord to take to remedy the default. If the default cannot be cured within thirty (30) days, Landlord shall not be in default if Landlord promptly commences and diligently proceeds the cure to completion within a reasonable time thereafter, not to exceed ninety (90) days. Upon the occurrence of a Landlord default, Tenant shall have all rights and remedies available at law or equity.

19. ESTOPPEL CERTIFICATE. Tenant agrees that, from time to time upon not less than fifteen (15) days’ prior request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the

Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (vii) such additional matters as may be reasonably requested by Landlord; it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee, or other person having or acquiring an interest in the Building. If Tenant fails to execute and deliver any such certificate within ten (10) days after request, Tenant shall be deemed to have irrevocably appointed Landlord and Landlord’s beneficiaries as Tenant’s attorneys-in-fact to execute and deliver such certificate in Tenant’s name.

20. SUBORDINATION. Pursuant to the terms and provisions of that certain Subordination, Non-Disturbance and Attornment Agreement dated as of January 6, 2015 executed by and among Landlord, Tenant and Bank of the Ozarks (and any subsequent Subordination, Non-Disturbance and Attornment Agreement entered into with a new lender), this Lease is and shall be expressly subject and subordinate at all times to the lien of any mortgage or trust deed hereafter encumbering fee title to the Building, unless mortgage or mortgagee, expressly provides or elects that the Lease shall be superior to such mortgage. If any such mortgage or trust deed is foreclosed, upon request of the mortgagee, holder or lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be, provided that the holder of the mortgage agrees in writing that so long no Event of Default exists, Tenant’s possession of the Premises and its interest under the Lease will not be disturbed by reason of a foreclosure of the mortgage or a conveyance in lieu of foreclosure, and Tenant will not be named as a party in any foreclosure proceeding except as required by the rules of the applicable court.

Tenant agrees upon request by any such mortgagee, holder or purchaser at foreclosure, to execute and deliver such subordination and/or attornment instruments as may be reasonably required by such person to confirm such subordination and/or attornment, or any other documents required to evidence superiority of the mortgage, should mortgage elect such superiority. If Tenant fails to execute and deliver any such instrument or document within ten (10) days after request, Tenant shall be deemed to have irrevocably appointed Landlord and Landlord’s beneficiaries as Tenant’s attorneys-in-fact to execute and deliver such instrument or document in Tenant’s name. Notwithstanding anything to the contrary contained hereinabove, Tenant shall not be required to subordinate or to execute any subordination document, unless the party seeking such subordination executes a document that includes a non-disturbance agreement stating that, so long as Tenant is not in default under this Lease, Tenant’s right to possession of the Premises shall not be disturbed.

21. QUIET ENJOYMENT. Landlord represents to Tenant that Landlord has full power and authority to enter into this Lease. As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term, free from interference by Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.

22. BROKER. Tenant represents to Landlord that Tenant has dealt only with the broker(s) set forth in Item 12 of the Schedule (collectively, the “Broker”) in connection with this

Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s beneficiaries and agents harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Lease. Landlord agrees to pay the Broker a commission in accordance with a separate agreement between Landlord and the Broker. Tenant hereby represents and warrants that the relationship with the Broker and the payment of a fee to the Broker has been approved by the Board of Directors of Tenant.

23. NOTICES. All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to Landlord or Tenant, as the case may be, at the following address:

If to Landlord:	500 Wilson Pike Circle, Suite 228
Brentwood, Tennessee 37027
Attn: Thomas F. Corcoran

And to:	Butler Snow LLP
150 3rd Avenue South, Suite 1600
Nashville, TN 37201
Attn: Robert M. Holland, Jr.

If to Tenant:	American Addiction Centers, Inc.
115 East Park Drive, 2nd Floor
Brentwood, TN 37027
Attn: Michael T. Cartwright and Kathryn Sevier Phillips

And to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: Laura Brothers and Robert P. McDaniel, Jr.

or at such other address as either party may hereafter designate. Notices shall be delivered by hand or by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight air courier service. Notices shall be considered to have been given upon personal delivery or the next business day after being placed with an overnight courier service or four (4) business days after posting in the United States mail.

24. MISCELLANEOUS.

A. Successors and Assigns. Subject to Section 14 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns, and all references herein to Landlord and Tenant shall be deemed to include all such parties.

B. Entire Agreement. This Lease, and the riders and exhibits, if any, attached hereto that are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant, and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

C. Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

D. Execution and Delivery. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions set forth herein, which offer may not be revoked for fifteen (15) days after such delivery.

E. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

F. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Tennessee.

G. Attorneys’ Fees. The prevailing party in any litigation regarding this Lease shall be entitled to receive its costs and expenses, including reasonable attorneys’ fees, from the other party.

H. Delay in Possession. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date for causes outside Landlord’s reasonable control. If Landlord is unable to deliver possession of the Premises to Tenant by the Commencement Date, the Commencement Date shall be deferred until Landlord can deliver possession to Tenant. Tenant agrees that the Commencement Date is contingent upon the expiration or earlier termination of the existing lease for the Premises and that the Commencement Date shall occur upon the expiration or earlier termination of such existing lease.

I. Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

J. Force Majeure. Neither party shall be in default hereunder if such party is prevented from performing any of its obligations hereunder due to any industry-wide strikes with a direct impact on this Lease, acts of God, applicable governmental requirements or other causes beyond such party’s commercially reasonable control for similarly situated companies in the same geographic area, such as electrical service, except, however, the foregoing shall not be applicable to the timely payments of Rent or to any holdover by Tenant.

K. Captions. The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.

L. No Waiver. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.

M. ERISA. Tenant represents to Landlord that:

(i) Neither Tenant nor any of its “affiliates” (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has, or during the immediately preceding year has exercised the authority to:

(a) appoint or terminate Landlord as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) invested in, or sponsored by, Landlord; or

(b) negotiate the terms of a management agreement (including renewals or modifications thereof) with Landlord on behalf of any such plan;

(ii) Tenant is not “related” to Landlord (as determined under in Part V(h) of PTE 84-14);

(iii) Tenant has negotiated and determined the terms of this Lease at arm’s length, as such terms would be negotiated and determined by the Tenant with unrelated parties; and

(iv) Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plan.

N. OFAC Certification. Tenant certifies that:

(i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) It is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

O. Financial Statements. Tenant shall, within ten (10) days after requested from time to time, deliver to Landlord financial statements for Tenant’s and all guarantors’, if any, then most recent full and partial fiscal year preceding such request, certified by an independent certified public accountant or Tenant’s or such guarantors’ chief financial officer (the “Financial Information”). As a material inducement to Landlord to enter into this Lease, Tenant represents and warrants to Landlord that the Financial Information previously provided to Landlord is complete, true and correct and presents a fair representation of Tenant’s financial condition at the time of the signing of this Lease.

P. Limitation of Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

Q. Parking. Tenant shall be entitled to use all the parking spaces for the Building (the “Parking”) located on the Property. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. Landlord shall, at its expense, seal and restripe the parking lot of the Building. The use of the parking spaces is provided by Landlord to Tenant without additional charge.

25. SIGNAGE.

A. Monument. Subject to compliance with all applicable laws, ordinances, governmental approvals and covenants, Tenant shall have the nonexclusive right to maintain, at Tenant’s sole cost and expense, and to install a sign on the existing monument sign (“Tenant’s Signage”). Upon either: (i) Default, (ii) the expiration or earlier termination of this Lease, (iii) the assignment of the Premises or sublet of the Premises, except for Permitted Transfers and permitted assignments to Affiliates, or (iv) the occurrence of an event that causes the rentable square feet leased to Tenant pursuant to this Lease to fall below 50,000 rentable square feet, Tenant shall, at Landlord’s option (or Landlord shall have the right, but not the obligation, to, on behalf of Tenant) remove Tenant’s Signage, to repair all injury or damage resulting from such removal and to return the Building and the property of which the Building is a part to as good a condition as it was prior to installation of Tenant’s Signage, reasonable wear and tear excepted, and Tenant shall bear all (or shall reimburse Landlord) for all cost and expenses actually incurred in connection therewith.

B. Suite and Directory. A Building standard suite entry sign shall be installed on the door to the Premises or adjacent to the entry to the Premises as part of the Work. In addition, Landlord shall install, at Landlord’s cost and expense, Tenant’s name on the Building directory, which installation shall include names of Tenant’s officers (subject to Landlord’s approval as to the number of such officers). Otherwise, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or inside walls of the Premises except with the consent of Landlord, which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

26. GUARANTY. In consideration of Landlord’s leasing the Premises to Tenant, Tenant shall provide Landlord with a Guaranty of Lease (as provided in Exhibit F) executed by the guarantor set forth in Item 10 of the Schedule.

27. LEASE CONTINGENCY. Landlord and Tenant agree that this Lease is subject to and contingent upon the early termination of the existing lease for the Premises by Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease in manner sufficient to bind them as of the day and year first above written.

LANDLORD:

CV BRENTWOOD PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Thomas F. Corcoran
	Name:	Thomas F. Corcoran
	Title:	President

TENANT:

AMERICAN ADDICTION CENTERS, INC. a Nevada corporation

By:	/s/ Michael T. Cartwright
	Name:	Michael T. Cartwright
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

FLOOR PLAN

[see attached]

EXHIBIT B

HVAC SPECIFICATIONS

No more than 74° F, and no less than 68°F as measured by the Building systems, provided that personnel occupancy is no greater than one (1) person per two hundred (200) rentable square feet and provided that outdoor temperatures are no more than 95°F and no less than 10°F.

EXHIBIT C

TENANT’S WORKLETTER

THIS WORKLETTER is hereby incorporated as part of that certain Lease Agreement (“Lease”) made and entered into by and between CV BRENTWOOD PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and AMERICAN ADDICTION CENTERS, INC., a Nevada corporation (“Tenant”).

In consideration of the covenants contained in this Workletter and in the Lease, Landlord and Tenant agree as follows:

1. Tenant’s Plans. Within thirty (30) days after full lease execution Tenant shall, at Tenant’s sole expense, furnish to Landlord provide space planning, MP&E drawings, stamped architectural design layout ready for permitting, construction drawings and specifications (hereinafter called “Plans”), describing all work necessary to construct the Premises for Tenant’s use and occupancy (hereinafter the “Work”). Tenant shall furnish to Landlord a copy of the Plans for Landlord’s review and approval, such approval not to be unreasonably withheld. Landlord shall have five (5) business days from the date of receipt of the Plans to review them. Tenant and Landlord will mutually agree on exterior building design elements to the extent that flexibility exists within the overall building design.

2. Performance of the Work. Tenant shall perform, and the Work shall include, (i) any costs associated with Tenant’s preparation of the Plans, (ii) demolition of existing improvements in the Premises, (iii) the work shown on the Plans. A contractor designated by Tenant (“Tenant’s Contractor”), and reasonably approved by Landlord, shall construct the Work. Landlord and Tenant shall agree on Tenant’s Contractor (starting with Tenant’s approved list of contractors).

3. Payment. Landlord shall contribute toward the cost of the design, construction and installation of the Work an allowance up to a maximum of $3,569,510 ($35 per rentable square foot) (“Tenant Improvement Allowance”). Upon presentation by Tenant to Landlord of a monthly or other invoice for any portion of such costs of the Work, Landlord will directly and timely pay to Tenant the amount of such invoice. Each such invoice (in reasonable detail) shall be due and payable by Landlord to Tenant within thirty-five (35) calendar days of Landlord’s receipt (i) of the invoice (in reasonable detail) and (ii) the payment application, and affidavits and lien waiver release(s) from Tenant’s contractor and all appropriate sub-contractors, and material suppliers (if, and to the extent that, such material suppliers have hen rights under Tennessee law) sufficient in Landlord’s reasonable judgment to release under Tennessee law all claims and lien rights of contractors, sub-contractors and material suppliers, through the date of the lien waivers provided. The application process shall commence the first full calendar month after the Work (including design work) has begun. If the cost of the Work is less than the Tenant Improvement Allowance, Tenant shall be entitled to apply said unused amounts to Tenant’s costs of installing cabling and wiring in the Premises and for moving expenses incurred by Tenant in connection with its move into the Premises. If the cost of the Work exceeds the Tenant Improvement Allowance, then Tenant shall pay all such excess, as and when due, such that all work in the Premises performed by, through or under Tenant is completed on a lien-free basis.

EXHIBIT D

RULES AND REGULATIONS

1.	Rental payments are due on the first (1st) of each month. Should your check be returned from the bank, you must reimburse Landlord with a certified check plus a $25.00 charge for handling and to cover the fee charged by the bank for handling. Should you have more than two checks returned by the bank, you will be asked to pay in cash from that point on.

2.	No additional locks shall be placed upon any doors in the Building without the prior consent of Landlord, not to be unreasonably conditioned delayed or withheld; and the doors leading to the corridors shall be kept closed during business hours, except as they may be used for ingress and egress. Notwithstanding the foregoing, Tenant shall be entitled to place locks or bolts on areas that contain records or information containing or related to confidential patient information. Tenant shall provide Landlord with a key to any approved locks.

3.	No draperies, shades or blinds visible from the exterior of the Building shall be installed unless the color, material, shape, style and size have been approved by Landlord, or Landlord’s agent, in writing.

4.	No awning, canopy, or the like shall be installed unless approved by Landlord or Landlord’s agent, in writing.

5.	No room or rooms shall be occupied or used as sleeping or lodging apartments at any time, or for an immoral or illegal purposes under penalty of immediate cancellation of lease.

6.	Maintenance and repair of plumbing or kitchen facilities within the Premises will be at the expense of Tenant.

EXHIBIT E

FORM OF BUSINESS ASSOCIATE AGREEMENT

HIPAA BUSINESS ASSOCIATE AGREEMENT

This HIPAA Business Associate Agreement (“Agreement”) amends and is made part of that certain Office Space Lease dated as of January 6, 2015 (“Service Agreement”), by and between American Addiction Centers, Inc. on behalf of its subsidiaries and affiliates (“Entity”) and CV Brentwood Properties, LLC (“Associate”).

Entity and Associate agree that the parties incorporate this Agreement into the Service Agreement in order to comply with the requirements of: the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations set forth at 45 C.F.R. Parts 160 and Part 164 (the “HIPAA Rules”); and Federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2 (“Part 2 Regulations”). To the extent Associate is acting as a Business Associate of Entity pursuant to the Service Agreement, the provisions of this Agreement shall apply, and Associate shall be subject to the penalty provisions of HIPAA as specified in 45 C.F.R. Part 160.

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the HIPAA Rules. References to “PHI” mean Protected Health Information maintained, created, received or transmitted by Associate from Entity or on Entity’s behalf.

2. Uses or Disclosures. Associate will neither use nor disclose PHI except as permitted or required by this Agreement or as Required By Law. To the extent Associate is to carry out an obligation of Entity under the HIPAA Rules, Associate shall comply with the requirements of the HIPAA Rules that apply to Entity in the performance of such obligation. Without limiting the foregoing, Associate will not sell PHI or use or disclose PHI for purposes of marketing or fundraising, as defined and proscribed in the HIPAA Rules. Associate is permitted to use and disclose PHI:

(a) to perform any and all obligations of Associate as described in the Service Agreement, provided that such use or disclosure is consistent with the terms of Entity’s notice of privacy practices and would not violate the HIPAA Rules or the Part 2 Regulations, if done by Entity directly;

(b) to perform Data Aggregation services relating to the health care operations of Entity, provided that such services are part of Associate’s obligations as set forth in the Service Agreement;

(c) as necessary for Associate’s proper management and administration and to carry out Associate’s legal responsibilities (collectively “Associate’s Operations”) provided that: any disclosure made for purposes of Associate’s Operations is Required By Law or is made after Associate obtains reasonable assurances, evidenced by a written contract, from the recipient that the recipient: (i) will hold such PHI in confidence and use or further disclose it only for the purpose for which Associate disclosed it to the recipient or as Required By Law; (ii) will notify Associate of any instance of which the recipient becomes aware in which the confidentiality of such PHI was breached; (iii) acknowledges in writing that, in receiving PHI, the recipient is fully bound by the Part 2 Regulations; and (iv) agrees to, if necessary, resist in judicial proceedings any efforts to obtain access to PHI except as permitted by the Part 2 Regulations. Associate shall promptly notify Entity of any disclosures made for purposes of Associate’s Operations.

In the event Entity notifies Associate of a restriction request that would restrict a use or disclosure otherwise permitted by this Agreement, Associate shall comply with the terms of the restriction request.

3. Safeguards. Associate will use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of PHI other than as permitted by this Agreement and shall maintain policies and procedures to detect, prevent, and mitigate identity theft based on PHI or information derived from PHI. Associate will also comply with the provisions of 45 C.F.R. Part 164, Subpart C with respect to electronic PHI to prevent any use or disclosure of such information other than as provided by this Agreement, which obligation shall include maintaining safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI.

4. Policies and Training. Associate has policies in place regarding the confidential and secure treatment of PHI in accordance with HIPAA and the Part 2 Regulations. Associate shall require its employees to adhere to such policies and shall train its employees regarding the requirements of this Agreement and applicable confidentiality and security laws and regulations.

5. Subcontractors. In accordance with 45 C.F.R. §§ 164.308(b)(2) and 164.502(e)(1)(ii), Associate will ensure that all of its subcontractors that create, receive, maintain or transmit PHI on behalf of Associate agree by written contract to comply with the same restrictions and conditions that apply to Associate with respect to such PHI, including but not limited to (i) the obligation to safeguard PHI and comply with 45 C.F.R. Part 164, Subpart C; and (ii) acknowledging in writing that, in receiving PHI, the recipient is fully bound by the Part 2 Regulations, and must agree to, if necessary, resist in judicial proceedings any efforts to obtain access to PHI except as permitted by the Part 2 Regulations.

6. Minimum Necessary. Associate represents that the PHI requested, used or disclosed by Associate shall be the minimum amount necessary to carry out the purposes of the Service Agreement. Associate will limit its uses and disclosures of, and requests for, PHI to the minimum amount of PHI necessary to accomplish the intended purpose of the use, disclosure or request.

7. Obligations of Entity. Entity shall notify Associate of (i) any limitations in its notice of privacy practices, (ii) any changes in, or revocation of, permission by an individual to use or disclose PHI, and (iii) any confidential communication request or restriction on the use or disclosure of PHI that Entity has agreed to or with which Entity is required to comply, to the extent any of the foregoing affect Associate’s use or disclosure of PHI to perform its obligations as described in the Service Agreement.

8. Access and Amendment. In accordance with 45 C.F.R. § 164.524, Associate will permit Entity or, at Entity’s request, an individual (or the individual’s designee) to inspect and obtain copies of any PHI about the individual that is in Associate’s custody or control and that is maintained in a Designated Record Set. If the requested PHI is maintained electronically, Associate must provide a copy of the PHI in the electronic form and format requested by the individual, if it is readily producible, or, if not, in a readable electronic form and format as agreed to by Entity and the individual. Associate will notify Entity of any request (including but not limited to subpoenas) that Associate receives for access to PHI that is in Associate’s custody or control within five (5) business days of receipt of such request. Entity shall be responsible for making determinations about access. Associate will, upon receipt of notice from Entity, promptly amend or permit Entity access to amend any portion of the PHI that is in Associate’s custody or control so that Entity may meet its amendment obligations under 45 C.F.R. § 164.526.

9. Disclosure Accounting. Except for disclosures excluded from the accounting obligation by the HIPAA Rules and regulations issued pursuant to HITECH, Associate will record for each disclosure that Associate makes of PHI the information necessary for Entity to make an accounting of disclosures pursuant to the HIPAA Rules. In the event the U.S. Department of Health and Human Services (“HHS”) finalizes regulations requiring Covered Entities to provide access reports, Associate shall also record such information with respect to electronic PHI held by Associate as would be required under the regulations for Covered Entities beginning on the effective date applicable to Entity. Associate will make information required by this Section 9 available to Entity promptly upon Entity’s request for the period requested, but for no longer than the six (6) years preceding Entity’s request for the information or such other period required by the HIPAA Rules (except Associate need not have any information for disclosures occurring before the effective date of any previous HIPAA business associate agreements between the parties or, if none, the effective date of this Agreement).

10. Inspection of Books and Records. Associate will make its internal practices, books, and records, relating to its use and disclosure of PHI available upon request to Entity or HHS to determine Entity’s compliance with the HIPAA Rules.

11. Reporting. To the extent Associate becomes aware or discovers any use or disclosure of PHI not permitted by this Agreement, any Security Incident involving electronic PHI, any Breach of Unsecured Protected Health Information or any Red Flag (as defined at 16 C.F.R. § 681.2(b)) related to any individual who is the subject of PHI, Associate shall promptly report such use, disclosure, Security Incident, Breach or Red Flag to Entity. Associate shall mitigate, to the extent practicable, any harmful effect known to it of a Security Incident, Breach or use or disclosure of PHI by Associate not permitted by this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that this Section constitutes notice by Associate to Entity of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Entity shall be required. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of electronic PHI. All reports of Breaches shall be made within ten (10) business days of Associate discovering the Breach and shall comply with and include the information specified at 45 C.F.R. § 164.410. Associate shall promptly reimburse Entity all reasonable costs incurred by Entity with respect to providing notification of and mitigating a Breach involving Associate, including but not limited to printing, postage costs and toll-free hotline costs.

12. Confidentiality of Alcohol and Drug Abuse Patient Records. Associate: (1) acknowledges that in receiving, storing, processing, or otherwise dealing with any information from Entity about individuals who are patients of Entity (“Patients”), it is fully bound by the provisions of the Federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2; and (2) undertakes to resist in judicial proceedings any effort to obtain access to information pertaining to Patients otherwise than as expressly provided for in the Part 2 Regulations.

13. Term and Termination. This Agreement shall be effective as of the effective date of the Service Agreement and shall remain in effect until termination of the Service Agreement. Either party may terminate this Agreement and the Service Agreement effective immediately if it determines that the other party has breached a material provision of this Agreement and failed to cure such breach within thirty (30) days of being notified by the other party of the breach. If the non-breaching party determines that cure is not possible, such party may terminate this Agreement and the Service Agreement effective immediately upon written notice to other party.

Upon termination of this Agreement for any reason, Associate will, if feasible, return to Entity or securely destroy all PHI maintained by Associate in any form or medium, including all copies of such PHI, at no cost to Entity. Further, Associate shall recover any PHI in the possession of its agents and subcontractors and return to Entity or securely destroy all such PHI. Notwithstanding the foregoing, Associate shall notify Entity and receive Entity’s written consent prior to destroying any PHI of which Entity does not maintain a duplicate copy. In the event that Associate determines that returning or destroying any PHI is infeasible, Associate shall promptly notify Entity of the conditions that make return or destruction infeasible. With regard to any PHI that Entity agrees cannot feasibly be returned to Entity or destroyed, Associate may maintain such PHI but shall continue to abide by the terms and conditions of this Agreement with respect to such PHI and shall limit its further use or disclosure of such PHI to those purposes that make return or destruction of the PHI infeasible. Associate shall comply with this Section within thirty (30) days of termination of this Agreement. Associate shall provide Entity with written certification of its compliance with this Section within forty-five (45) days of termination of this Agreement. Upon termination of this Agreement for any reason, all of Associate’s obligations under this Agreement shall survive termination and remain in effect (a) until Associate has completed the return or destruction of PHI as required by this Section and (b) to the extent Associate retains any PHI pursuant to this Section.

14. General Provisions. In the event that any final regulation or amendment to final regulations is promulgated by HHS or other government regulatory authority with respect to PHI, this Agreement will automatically be amended to remain in compliance with such regulations, and Associate shall promptly amend its contracts, if any, with subcontractors and agents to conform to the terms of this Agreement. Any ambiguity in this Agreement shall be resolved to permit Entity to comply with the HIPAA Rules and the Part 2 Regulations. Nothing in this Agreement shall be construed to create any rights or remedies in any third parties or any agency relationship between the parties. A reference in this Agreement to a section in the HIPAA Rules or the Part 2 Regulations means the section as in effect or as amended. This Agreement replaces and supersedes and previous business associate agreements between the parties. The terms and conditions of this Agreement override and control any conflicting term or condition of the Service Agreement. To the extent Associate has limited its liability under the terms of the Service Agreement by a maximum recovery for direct damages, disclaimer against any consequential, indirect or punitive damages or any other limitation, all limitations shall exclude any damages to Entity arising from Associate’s breach of its obligations under this Agreement. All non-conflicting terms and conditions of the Service Agreement remain in full force and effect.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

ENTITY:		ASSOCIATE:

AMERICAN ADDICTION CENTERS, INC.		CV BRENTWOOD PROPERTIES, LLC

By:		By:
Name:	Kathryn Sevier Phillips	Name:
Title:	General Counsel and Secretary	Title:
Date: , 20		Date: , 20

EXHIBIT F

FORM OF GUARANTY OF LEASE

GUARANTY OF LEASE

THIS GUARANTY, made and entered into as of the 6th day of January, 2015 by and between AAC Holdings, Inc. (hereinafter referred to as “Guarantor”), and CV Brentwood Properties, LLC (hereinafter referred to as “Landlord”).

W I T N E S S E T H

WHEREAS, American Addiction Centers, Inc. (hereinafter referred to as “Tenant”), is desirous of entering into the Lease hereinafter mentioned, as Tenant, and

WHEREAS, Guarantor has requested Landlord to enter into that certain lease (hereinafter referred to as the “Lease”) attached hereto as Exhibit “A” and made a part hereof with Tenant, as Tenant, of the premises described therein, and

WHEREAS, Landlord has refused to enter into the Lease unless Guarantor guarantees the Lease in the manner hereinafter set forth;

WHEREAS, Guarantor acknowledges that Landlord’s entering into the Lease will confer significant financial, business and other benefits on Guarantor;

NOW THEREFORE, to induce Landlord to enter into the Lease, which Lease is dated this day and is being executed simultaneously herewith, Guarantor hereby agrees:

Subject to the provisions hereof, Guarantor unconditionally guarantees to Landlord and the successors and assigns of Landlord the full and punctual payment, performance and observance by Tenant of all the terms, covenants and conditions in the Lease contained on Tenant’s part to be kept, performed or observed. This guaranty shall include any liability of Tenant that shall accrue under the Lease for any period preceding as well as any period following the term specified in the Lease.

(a) If, at any time, default shall be made by Tenant in the performance or observance of any of the terms, covenants or conditions in the Lease contained on Tenant’s part to be kept, performed or observed, Guarantor will keep, perform and observe the same, as the case may be, in the place and stead of Tenant.

(b) This is a guaranty of payment and performance and not of collection. Guarantor’s obligations hereunder are independent of the obligations of Tenant and a separate action or actions for payment, damages or performance may be brought and prosecuted against Guarantor, whether or not an action is brought against Tenant, whether or not Tenant be joined in such action or actions and whether or not notice be given or demand be made upon Tenant. Landlord shall not be required to pursue any other remedies before invoking the benefits of this guaranty.

1. Any act of Landlord, or the successors or assigns of Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder.

2. The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of the terms, covenants and conditions in the Lease contained on Tenant’s part to be performed or observed; nor by any modification of the Lease.

3. The liability of Guarantor hereunder shall in no way be affected by (a) the release or discharge of Tenant in any creditors, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the National Bankruptcy Act or other status or from the decision of any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of the Lease by Tenant; (e) any disability or other defense of Tenant; (f) the cessation from any cause whatsoever of the liability of Tenant under the Lease; (g) any action of Landlord permitted hereunder; (h) any right or power of Tenant or anyone else to assert any claim or defense as to the invalidity or unenforceability of the Lease; or (i) the assignment by Landlord of its interest in the Lease.

4. Until all covenants and conditions in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor; (b) waives any right to enforce any remedy that Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder.

5. This guaranty shall apply to the Lease, any extension or renewal thereof and to any holdover term following the term thereby granted or any extension or renewal thereof.

6. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord.

7. This guaranty shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee. Whenever possible, each provision of this guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.

8. Guarantor agrees to pay any and all reasonable attorney’s fees and other expenses Landlord incurs in enforcing any of the obligations of Guarantor hereunder.

9. No delay or failure on the part of the Landlord in the exercise of any right of remedy shall operate as a waiver thereof, and no single or partial exercise by Landlord of any right or remedy herein shall preclude other or further exercise thereof or the exercise of any other right or remedy whether contained herein or in the Lease.

10. All notices, requests, demands and other communications required or permitted to be given hereunder to Guarantor shall be sufficiently given if in writing and delivered in person or sent by United States certified mail, return receipt requested, postage prepaid, at the address set forth below or at such other address as Guarantor shall have provided Landlord in writing. Any such notice, request, demand or other communication by mail shall be deemed received on the date appearing on the return receipt therefor. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received by Landlord shall constitute receipt of the notice, request, demand or other communication sent. Notices, requests, demands and other communications to Landlord shall be given as provided in the Lease.

IN WITNESS WHEREOF, Guarantor has hereunto set its hand and seal as of the day and year first above written.

Guarantor:

AAC Holdings, Inc.

By:
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer
Date:	January 6, 2015

GUARANTOR’S ADDRESS:

115 East Park Drive, 2nd Floor

Brentwood, TN 37027

Attn: Michael T. Cartwright and Kathryn Sevier Phillips

The within and foregoing guaranty is hereby accepted as of the day and year first above written.

Accepted By Landlord:

CV Brentwood Properties, LLC

By:
	Name:	Thomas F. Corcoran
	Title:	President

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